Exhibit 10.02

Summary of Compensation Payable to Named Executive Officers

On February 9, 2007, the Compensation Committee of the Board of Directors of eBay Inc. approved the compensation to be paid to eBay’s executive officers for 2007. The following table shows the annualized base salary to be paid to our Chief Executive Officer and four most highly-compensated other executive officers (based on their total annual salary and bonus compensation during 2006), also referred to as the Named Executive Officers, effective March 1, 2007. In addition to receiving base salary, eBay’s executive officers, including the Named Executive Officers, are eligible to participate in the eBay Incentive Plan, which was included as an exhibit to eBay’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 27, 2005. The target bonus amounts for each of the Named Executive Officers for 2007, expressed as a percentage of base salary, are also set forth in the table below. Equity compensation plan grants to eBay’s executive officers, including the Named Executive Officers, are reported on Form 4 filings with the Securities and Exchange Commission.

Name and Principal Position	Salary	Target Bonus

Margaret C. Whitman	$995,016	100%
President and Chief Executive Officer
Robert H. Swan	625,000	85
Senior Vice President, Finance and Chief Financial Officer
Rajiv Dutta	580,000	85
President, PayPal
John J. Donahoe	830,000	85
President, eBay Marketplaces
Michael R. Jacobson	450,000	65
Senior Vice President, Legal Affairs, General Counsel and Secretary